Exhibit 10.1

                                    AGREEMENT

      AGREEMENT made and entered into by and between Katy Industries, Inc. (the "Company"), a Delaware corporation, with its principal place of business at 765 Straits Turnpike, Middlebury, Connecticut, and Anthony T. Castor III, of 1200 North Veitch Street, Arlington, Virginia (the "Executive"), effective as of the 1st day of June 2005.

      WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

      WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

      WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment;

      NOW, THEREFORE, in consideration of the foregoing proemises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

      1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

      2. Term. The term of the Executive's employment hereunder shall commence as of June 1, 2005 (the "Employment Date") and shall continue until termination as hereafter provided. The Executive may be terminated by the Company at will at any time subject to the provisions of Section 5 below. The term of this Agreement is hereafter referred to as "the term of this Agreement" or "the term hereof".

      3. Capacity and Performance.

            (a) During the term hereof, the Executive shall serve the Company as its Presidentits President and Chief Executive Officer, subject to his appointment by the Board of Directors of the Company (the "Board") as a condition precedent to the effectiveness of this Agreement. In addition, during the term hereof and without further compensation, the Executive shall serve as a director of the Company and a member of the Executive Committee of the Board, if so elected or appointed from time to time; provided, however, that the Executive's failure to be so elected or appointed shall not constitute a breach of this Agreement.

            (b) During the term hereof, the Executive shall be employed by the Company on a full-time basis, and shall have and perform such usual and customary duties, responsibilities, and authority of a Chief Executive Officer and President on behalf of the Company and its Affiliates as may be designated from time to time by the Board or by its designees.


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            (c) During the term hereof, the Executive shall devote his full business time (except for permitted vacation periods and reasonable periods of illness or other incapacity) and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

            (d) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures, and community, charitable, and social activities, including without limitation serving as a member of boards of directors (or other similar bodies) of entities not engaged in competition with the Company or any of its Affiliates and approved by the Board (which approval shall not be unreasonably withheld), in each case, so long as such activities do not interfere with the Executive's performance and obligations hereunder.

            (e) At the Executive's discretion and consistent with the business interests of the Company, the headquarters of the Company may be relocated from Middlebury, CT to the Washington, DC or Arlington, VA metropolitan areas, subject to the approval of the Board, which approval shall not be unreasonably withheld.

      4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise:

            (a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Five Hundred Twenty Five Thousand Dollars ($525,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Compensation Committee of the Board, in its sole and unreviewable discretion. The Board will review the Executive on or about June 1 of each year. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary".

            (b) Annual Bonus Compensation. During the term hereof, the Executive will be eligible to earn an annual bonus of up to 70% of Base Salary actually paid to the Executive (the "Target Bonus"), subject to the achievement of performance targets set by the Board, after consultation with the Executive, and subject further to the terms of the Company's management incentive plan (the "Bonus Plan"). The performance targets for each fiscal year will be set by the Board, after consultation with the Executive, within sixty (60) days of the beginning of said fiscal year. The amount of any Target Bonus awarded shall be determined by the Board based upon the achievement of said performance targets and the terms and conditions of the Bonus Plan. Notwithstanding the above, for calendar year 2005, the Executive's bonus will be based upon an EBITDA target to be determined jointly by the Executive Committee of the Board and the Executive, within thirty (30) days of the Executive's Employment Date, based upon the Company's current EBITDA forecasts and planned current period cost reductions; provided,


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

however, that the Executive is guaranteed a bonus in 2005 of no less than 50% of the Target Bonus, regardless of achievement of the determined EBITDA target.

            (c) Supplemental Bonus Compensation. During the term hereof, the Executive will be eligible to receive an additional, annual, supplemental bonus for performance materially in excess of annual targets. The decision whether to award a supplemental bonus and the amount of any such bonus shall be determined by the Compensation Committee of the Board in its sole and unreviewable discretion.

            (d) Stock Options. Subject to the approval of the Board, the Executive shall be granted options to purchase a total of 750,000 shares of common stock of the Company (the "Options"), subject to the terms and conditions set forth in any applicable award agreement and, in the 1997 Long-Term Incentive Plan and in any other applicable plan. The Options will be exercisable at the public trading price of the shares of the Company's common stock on the New York Stock Exchange on the date of the grant. The Options shall vest in three (3) equal installments on the first, second and third anniversaries of the Executive's Employment Date. Upon the occurrence of a Change of Control, the Options shall vest and become immediately exercisable. During the term hereof, the following provisions shall also apply:

                  (i) If Kohlberg Affiliates exercise their right to convert the Convertible Preferred Stock of the Company held by them into common stock of the Company, the Company will grant to the Executive additional options to purchase common stock equal to 5% of the number of new common shares issued in connection with such conversion. These additional options will be exercisable at the conversion price of the Convertible Preferred Stock (equal to $6.00 per share), or, if the public trading price of the common stock of the Company on the New York Stock Exchange at the time of such grant is different from the conversion price, whether higher or lower, then at the public trading price of the common stock. In addition, if Kohlberg Affiliates purchase additional newly-issued shares of the Company's common stock, the Company will grant to the Executive additional options to purchase common stock equal to 5% of the number of shares purchased by Kohlberg Affiliates (up to a maximum Kohlberg purchase value of $25 million) with such options exercisable at the per share price paid by Kohlberg Affiliates in connection with such transactions, or, if greater, at the public trading price of the common stock of the Company on the date of the grant. Any options issued pursuant to this Section 4(d)(i) shall be subject to the terms and conditions set forth in any applicable award agreement (which shall be substantially similar to the Options award agreement) and incentive or stock option plan, and shall vest in three (3) equal installments on the first, second and third anniversaries of the Executive's execution of any applicable award agreement(s).

                  (ii) Except as specifically provided in Section 4(d)(i) above, nothing herein shall prohibit or restrict the Company from taking any corporate action or engaging in any corporate transaction of any kind, including, without limitation, the issuance and sale of additional shares of capital stock of the Company, any merger, consolidation, liquidation or sale of assets, or create in the Executive any rights to acquire


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      or receive additional shares of capital stock of the Company or otherwise be protected against dilution.

            (e) Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive shall be entitled to cash compensation for vacation time not taken during the term hereof only to the extent approved by the Board or its designee in writing.

            (f) Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive; provided, however, that any such alteration, modification, addition, or deletion applies to the Company's executive officers or employees generally.

            (g) Life Insurance. During the term hereof, the Company will pay a portion of the premium on the Executive's existing split-dollar life insurance policy with the annual Company contribution equal to 1.5% of the Executive's annual total cash compensation (Base Salary and bonuses) for every 1% of such annual total cash compensation (Base Salary and bonuses) contributed by the Executive, up to a maximum annual Company contribution equal to 9% of the Executive's total annual cash compensation (Base Salary and bonuses).

            (h) Automobile. During the term hereof, the Company will provide the Executive with an automobile at the Company's expense, or pay the Executive an automobile allowance, in either case not to exceed One Thousand Two Hundred Fifty Dollars ($1,250.00) per month.

            (i) Club Membership. During the term hereof, the Company will pay dues for the Executive's membership in a country club of his choosing not to exceed Ten Thousand Dollars ($10,000.00) per year.

            (j) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time.

      5. Termination of Employment and Severance Benefits. The Executive's employment hereunder shall terminate under the following circumstances:


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

            (a) Death. In the event of the Executive's death during the term hereof, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) any earned and unpaid Base Salary through the date of his death; (ii) a portion of his Target Bonus for the fiscal year in which such termination occurs, prorated through the date of death based on the good faith estimate of the Board of the actual Target Bonus that would have been payable to the Executive for such fiscal year (assuming the Executive had remained employed by the Company through the end of such fiscal year); and (iii) reimbursement for expenses accrued and payable under Section 4 hereof through the date of death.

            (b) Disability.

                  (i) The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that, in the good faith judgment of the Company, the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. The Board may designate another employee to act in the Executive's place during any period of the Executive's disability.

                  (ii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a licensed physician with the appropriate specialty selected by the Company and practicing within a 100-mile radius of the city or township nearest to the Executive's place of residence to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

                  (iii) Upon the giving of notice of termination of the Executive's employment hereunder, the Company shall have no further obligation or liability to the Executive, other than (1) for Base Salary earned and unpaid through the date of termination; (2) a portion of his Target Bonus for the fiscal year in which such termination occurs, prorated through the date of such termination based on the good faith estimate of the Board of the actual Target Bonus that would have been payable to the Executive for such fiscal year (assuming the Executive had remained employed by the Company through the end of such fiscal year); and
      (3) reimbursement for expenses accrued and payable under Section 4 hereof through the date of termination.


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

            (c) By the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature or such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

                  (i) Willful failure to perform, or gross negligence in the performance of, the Executive's duties and responsibilities to the Company and its Affiliates; or

                  (ii) Material breach by the Executive of any provision of this Agreement; or

                  (iii) Commission of a material act of fraud, embezzlement or other material dishonesty; or

                  (iv) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.

In the event that any of the foregoing events or conditions under clauses (i) or
(ii) above is reasonably capable of being cured, the Company shall provide written notice to the Executive describing the nature of such event or condition, and the Executive shall, thereafter, have ten (10) business days from receipt of such notice to cure such event or condition. Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination and reimbursement for expenses accrued and payable under Section 4 hereof through the date of termination.

            (d) By the Company without Cause. The Company may terminate the Executive's employment hereunder without Cause at any time upon written notice to the Executive. In the event of such termination, and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the Company shall provide the Executive with the following severance benefits:

                  (i) If the Company terminates the Executive without Cause on or before May 31, 2006, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination, and the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election), for a period of twelve (12) months from the date of termination; or

                  (ii) If the Company terminates the Executive without Cause after May 31, 2006, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination, and the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election), for a period of eighteen (18) months from the date of termination.


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

                  (iii) Notwithstanding anything in the foregoing to the contrary, if the Company terminates the Executive without cause ninety
      (90) or less days prior to the occurrence of a Change of Control, such termination shall be deemed to be as a result of a Change in Control and the provisions of Section 5(f) hereof shall apply with respect to the Executive's compensation.


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

            (e) By the Executive.

                  (i) Other than in connection with a termination for "Good Reason," the Executive may terminate his employment hereunder at any time upon sixty (60) days' notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation or liability to the Executive other than Base Salary for the notice period.

                  (ii) The Executive may terminate his employment at any time for Good Reason by delivering written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean and refer to (1) the assignment to the Executive of any duties inconsistent with the Executive's status as Chief Executive Officer and President of the Company or a material adverse change made by the Company to the Executive's duties, responsibilities, or working conditions such that such duties, responsibilities, or working conditions are inappropriate and not customary for a Chief Executive Officer and President of a similarly situated company; (2) any reduction by the Company of the Executive's Base Salary as in effect on the Executive's Employment Date, as the same may be increased from time to time, or a reduction of the potential annual Target Bonus expressed as a percent of base salary (subject to attainment of goals, Board discretion and other conditions of the applicable bonus program); (32) the taking of any action by the Company which materially adversely affects the Executive's participation in, or reduces the Executive's benefits originally provided under, the Company's benefit plans specified in this Agreement, except to the extent that such action applies to the Company's executive officers or employees generally; (3) a material breach of any material provision of this Agreement, which breach is not cured within ten (10) days of the Executive having provided the Board with notice of said breach; (4) a material breach by the Company of its material obligations hereunder, but only if the Executive provides written notice to the Company describing such breach in reasonable detail and the Company fails to cure such breach within ten (10) business days of receipt of such notice; or (543) any failure by a successor or assign of the Company to assume this Agreement.

                       (A) If the Executive terminates his employment for Good Reason on or before May 31, 2006, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination, and the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election), for a period of twelve (12) months from the date of termination; or

                       (B) If the Executive terminates his employment for Good Reason after May 31, 2006, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination, and the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election), for a period of eighteen (18) months from the date of termination.


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

                       (C) Notwithstanding anything in the foregoing to the contrary, if the Executive terminates his employment for Good Reason within ninety (90) or less days prior to the occurrence of a Change of Control, such termination shall be deemed to be as a result of a Change in Control and the provisions of Section 5(f) hereof shall apply with respect to the Executive's compensation.

            (f) By a Change of Control. If a Change of Control occurs and as a result of such Change in Control, or within ninety (90) days prior to, or six months following, such Change of Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, then, in lieu of any payments to or on behalf of the Executive under
Section 5(d) or 5(e) hereof, as may be applicable, the Company shall continue to pay the Executive's Base Salary at the rate in effect on the date of termination, and the health, dental and life benefits under Section 4(f) hereof to which the Executive is then entitled (provided that the plan terms permit and provided further that the Executive makes a timely COBRA election), for a period of twenty-four (24) months from the date of termination.

      6. Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 5 or otherwise.

            (a) Payment by the Company of any Base Salary, prorated Target Bonus, health, dental and life benefits under Section 4(f) hereof, and expenses that may be due to the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. In order to receive any severance benefits pursuant to Sections 5(d), 5(e), or 5(f), the Executive must execute a general release of claims in a form reasonably acceptable to the Company. With respect to any benefits continuation pursuant to Sections 5(d), 5(e) or 5(f), the Company shall contribute toward the premium cost of any such benefits continuation at the same rate that it contributes toward the premium cost for active employees.

            (b) Except as required by law or by the other applicable provisions of this Agreement, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

            (c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5(d), 5(e), or 5(f) hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Sections 5(d), 5(e) or 5(f), no compensation is earned or due after termination of employment.


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

      7. Confidential Information.

            (a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

            (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

      8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire".

      9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

            (a) While the Executive is employed by the Company and for a period of eighteen (18) months after his employment terminates (the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates within the Restricted Territory. For purposes of this Agreement, "Restricted Territory" means (i) any state in the continental United States; (ii) Alaska and Hawaii;
(iii) any other territory or possession of the United States; and (iv) any other country in which any Product has been manufactured, provided, sold or offered or promoted for sale by the Company or any of its Affiliates at any time during the Employment Period or with respect to which the Company or any of its Affiliates has devoted substantial expense in anticipation of launching into such geographic area a portion of their business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive's employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive's employment has been, a customer of the Company or any of its Affiliates. For the purposes of this Section 9, the business of the Company and its Affiliates shall include all Products and the Executive's undertaking shall encompass all items, products and services that may be used in substitution for Products.

            (b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

            (c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

      10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and everyone of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of
Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

      11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent

      12. Indemnification. The Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

      13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

            (a) "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

            (b) "Change in Control" means (i) a sale or transfer (in one or a series of related transactions) of 100% of the Company's outstanding capital stock to one Person or a group of Persons acting in concert; (ii) a sale or transfer (in one or a series of related transactions) of all or substantially all of the Company's operating subsidiaries or assets to one Person or a group of Persons acting in concert; or (iii) a transaction or transactions in which any Person or a group of Persons acting in concert acquires stock of the Company in an amount greater than that held by Kohlberg & Co. LLC ("Kohlberg") and Kohlberg Affiliates and in which Kohlberg relinquishes control of the Board.

            (c) "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

            (d) "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment and during the period of six (6) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

            (e) "Kohlberg Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with Kohlberg & Co. LLC, where control may be either management authority or equity interest.

            (f) "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

            (g) "Products" mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive's employment.

      14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

      15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

      16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach' of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Financial Officer, or to such other address as either party may specify by notice to the other actually received.

      19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

      20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

      21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

      22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      23. Governing Law. This is a Connecticut contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Connecticut, without regard to the conflict of laws principles thereof.

      IN WITNESS WHEREOF. this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:                                  KATY INDUSTRIES, INC.


/s/ Anthony T. Castor III                       By: /s/ William F. Andrews
---------------------------                        -----------------------------
Anthony T. Castor III                           Title: Chairman
                                                      --------------------------